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                                                                 Exhibit 99

                               FIRST AMENDMENT TO
                               ------------------
                             RESTATED LOAN AGREEMENT
                             -----------------------


                  THIS FIRST AMENDMENT TO RESTATED LINE OF CREDIT LOAN AGREEMENT, is entered into on the 31st day of March, 1998, by and between METROPOLITAN FINANCIAL CORP., an Ohio Corporation (the "Borrower"), and THE HUNTINGTON NATIONAL BANK (the "Bank").

                                   WITNESSETH
                                   ----------

                  WHEREAS, the Borrower and the Bank entered into a Restated Loan Agreement dated as of February 22, 1995, which restated the Loan Agreement dated February 22, 1995 between the parties hereto (such Loan Agreement, as emended by the amendments thereto and as restated by such Restated Loan Agreement, is referred to herein as the "Loan Agreement");

                  WHEREAS, at the request of the Borrower, the Bank has agreed to modify certain provisions of the Loan Agreement, including the amount of the loan facility and the maturity date; and

                  WHEREAS, the Borrower and the Bank have agreed to further amend the Loan Agreement as set forth herein and to enter into this Amendment to effectuate such agreement. Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the meaning ascribed therein. All references to "Paragraphs" or "Sections" herein are references to paragraphs and sections of the Loan Agreement.

                  NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties do, subject to the approval by the Bank's Loan Committee, hereby amend the Loan Agreement and agree as follows:

                  1. The definition of "Conversion Date" is hereby deleted and all references in the Loan Agreement to conversion of the Loan to a term loan are changed accordingly.

                  2. The references to the Exhibit in the definition of "Note" and in Section 2.04 are changed from "A" to "A-1".

                  3. The two references to Four Million Dollars ($4,000,000.00) in Section 2.02(A) are hereby changed to Eight Million Dollars ($8,000,000.00).

                  4. The reference in Section 2.02(B) to (i) "Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000)" in connection with the amount of outstanding Advances is hereby replaced with "Seven Million Seven Hundred Fifty Thousand ($7,750,000)"; and (ii) "February 28, 1998" in connection with the expiration dates of letters of credit is hereby changed to "May 30, 1999".

                  5. Sections 2.05(A)(1) and (2) are hereby deleted and the following is substituted in lieu thereof:
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                           "(1) Interest on the principal balance of the Loan,
                  from time to time outstanding, will be payable monthly commencing on June 30, 1996, at either the Prime Rate in effect from time to time, or the LIBO Rate in effect on the date the Bank receives written notice from the Borrower of its election to convert the interest rate to the LIBO Rate for a ninety (90) day period, plus two hundred twenty-five (225) basis points. After maturity, (whether maturity is brought about by acceleration in the Event of Default or otherwise) the interest rate shall be two hundred (200) basis points in excess of the higher of: (i) the interest rate in effect at the time of such maturity or acceleration, as the case may be; or (ii) the Prime Rate in effect from time to time.

                  (2) On May 30, 1999, the maturity date, any principal, interest, and other Obligations of the Borrower remaining unpaid shall be paid in full by the Borrower, unless otherwise provided by the terms of such Obligations."

                  Except as otherwise provided, all amendments to the Loan Agreement set forth herein shall be deemed effective from and after the date of this Amendment. All references in the Loan Agreement to this "Agreement", "hereof", "herein", "hereunder" or "hereby" shall, from and after the date of this Amendment, be deemed references to the Loan Agreement as amended by this Amendment.

                  In all other respects the parties hereto hereby ratify and affirm the terms and conditions of the Loan Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.


THE BANK:                                   THE BORROWER:

THE HUNTINGTON NATIONAL BANK                METROPOLITAN FINANCIAL CORP.



By:      /s/ Robert G. Zeller               By:      /s/ David P. Miller
  ----------------------------------           -------------------------------
Name:    ROBERT G. ZELLER                   Name:   DAVID P. MILLER
Title:   Regional Portfolio Manager         Title:   Treasurer



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